Exhibit 5.1

August 13, 2024

Essential Utilities, Inc.

762 W. Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

Ladies and Gentlemen:

We have acted as counsel to Essential Utilities, Inc., a Pennsylvania corporation (the “Company”), in connection with the ATM Offering (as defined below) and are rendering this opinion in connection with the preparation and filing of a prospectus supplement, dated August 13, 2024 (the “Prospectus Supplement”), to the prospectus, dated March 1, 2024 (the “Base Prospectus”) forming a part of the Registration Statement (as defined below), relating to the offering by the Company of up to an aggregate gross sales price of $1,000,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.50 per share (the “Common Stock”), pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-277563) (the “Registration Statement”) which became effective upon filing, on March 1, 2024, by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Shares are to be sold by the Company from time to time in an at-the-market offering (the “ATM Offering”) pursuant to those certain Sales Agreements, each dated August 13, 2024 (each, a “Sales Agreement” and collectively, the “Sales Agreements”), by and among the Company and each of Barclays Capital Inc., BofA Securities, Inc., Citizens JMP Securities, LLC, Huntington Securities, Inc., RBC Capital Markets, LLC, TD Securities (USA) LLC, Wells Fargo Securities, LLC, Robert W. Baird & Co. Incorporated, Evercore Group L.L.C. and Janney Montgomery Scott LLC, as sales agents, principals and/or forward sellers (each individually an “Agent” and collectively, the “Agents”) and Bank of America, N.A., Barclays Bank PLC, Citizens JMP Securities, LLC, Huntington Securities, Inc., Royal Bank of Canada, The Toronto-Dominion Bank, Wells Fargo Bank, National Association and Robert W. Baird & Co. Incorporated, as forward purchasers (each individually a “Forward Purchaser” and collectively, the “Forward Purchasers”). Sales made pursuant to the ATM Offering may involve an Agent or an affiliate thereof as a Forward Purchaser in a forward stock purchase transaction under a Confirmation entered into pursuant to the applicable Sales Agreement (each, a “Confirmation” and collectively, the “Confirmations”). The Sales Agreements, the form of Confirmation and the form of Forward Instruction Notice (as defined in the applicable Sales Agreement) to be used for forward sales are collectively referred to as the “Transaction Agreements,” which forms of Transaction Agreements will be filed as exhibits to the Company’s Current Report on Form 8-K, to which this opinion will be attached as an exhibit.

Morgan, Lewis & Bockius llp

101 Park Avenue
New York, NY 10178-0060	+1.212.309.6000
United States	+1.212.309.6001

Essential Utilities, Inc.

August 13, 2024

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (1) the Amended and Restated Articles of Incorporation, as amended, of the Company; (2) the Amended and Restated Bylaws of the Company; (3) the Registration Statement and the exhibits thereto; (4) the Base Prospectus; (5) the Prospectus Supplement; (6) the Transaction Agreements; and (7) such other documents, certificates, records and other instruments as we have deemed necessary or appropriate for purposes of the opinions set forth herein and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

In such examination, we have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified, conformed, photostatic or facsimile copies. We have further assumed that there are no material modifications of, or amendments to, the pertinent sections of the Transaction Agreements, and that all certificates submitted to us are true and correct. In addition, we have assumed that all representations and warranties as to questions of fact made by the Company in the Transaction Agreements are true and correct.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that (1) the issuance of the Shares to be sold to the Agents pursuant to the Sales Agreements has been duly authorized and, if issued and sold pursuant to the terms of the applicable Sales Agreement against payment therefor, will be validly issued, fully paid and non-assessable and (2) the issuance of the Shares, if any, upon physical settlement or net share settlement, as applicable, pursuant to the terms of a Confirmation and pricing supplement attached to a Confirmation (“Pricing Supplement”), has been duly authorized and, upon delivery in accordance with the terms of the applicable Confirmation and Pricing Supplement against payment therefor (if applicable), such Shares, if any, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania.

We hereby consent to the reference to us under the heading “Legal Matters” in each of the Prospectus Supplement and the Base Prospectus, to the references to us in the Registration Statement, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about the date hereof, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP